Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF RUBICON

Unless the context otherwise requires, all references in this section to “the Company”, “we”, “us” or “our” refer to the business and operations of Rubicon Technologies Holdings, LLC (formerly known as Rubicon Technologies, LLC) and its subsidiaries, including those periods prior to the consummation of the Business Combination. References to “Rubicon” refer to the business and operations of Rubicon Technologies, Inc., following the consummation of the business combination between Founder and the Company. You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes appearing elsewhere in the Form 8-K (as defined below). Certain statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. Capitalized terms used but not defined herein have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon is attached as an exhibit (the “Form 8-K”) and, if not defined in the Form 8-K, the definitive proxy statement/consent solicitation statement/prospectus filed by Founder with the U.S. Securities and Exchange Commission (the “SEC”) on July 6, 2022.

Overview

We are a digital marketplace for waste and recycling services. Underpinning this marketplace is a cutting-edge, modular platform that powers a modern, digital experience and delivers data-driven insights and transparency for our customers and hauling and recycling partners. We provide our waste generator customers with a platform that delivers pricing transparency, self-service capabilities, and a seamless customer experience while helping them achieve their environmental goals; we enhance our hauling and recycling partners’ economic opportunities and help them optimize their businesses; and we help governments provide more advanced waste and recycling services that allow them to serve their local communities more effectively.

Over the past decade, this value proposition has allowed us to scale our platform considerably. Our digital marketplace now services over 8,000 customers, including numerous large, blue-chip customers such as Apple, Dollar General, Starbucks, Walmart, Chipotle, and FedEx, and encompasses over 8,000 hauling and recycling partners across North America. We have also deployed our technology in over 70 municipalities within the United States and operate in 20 countries. Furthermore, we have secured a robust portfolio of intellectual property, having been awarded more than 50 patents, with over 70 pending, and 20 trademarks.

We operate as one segment. See Note 1, Nature of operations and summary of significant accounting policies, to our consolidated financial statements included elsewhere in the Form 8-K for our discussion about segments.

COVID-19 Update

On January 30, 2020, the World Health Organization declared the coronavirus “COVID-19” outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. COVID-19 and actions taken to mitigate it such as travel bans and restrictions, limitations on business activity, quarantines, work-from-home directives and shelter-in-place orders have had and are expected to continue to have an adverse impact on certain businesses and industries and the economies and financial markets regionally and globally, including the geographical areas in which we operate. The COVID-19 pandemic has created significant global economic uncertainty, adversely impacted the business of our customers and partners, impacted our business, results of operations and cash flows and could further impact our business, results of operations and our cash flows in the future.

In response to the COVID-19 pandemic, we have proactively taken steps to put our employees’, customers’ and partners’ needs first to ensure that we can provide our services safely and efficiently. Since the beginning of the outbreak, we took actions in response to the pandemic that focused on maintaining business continuity, supporting our employees, helping our customers and communities and preparing for the future and the long-term success of our business.

As a result of the pandemic, we experienced customer attrition during the second half of 2020 which caused a decline in service revenue during the first half of 2021 as compared to the same prior-year period; however, our revenues subsequently began to recover and for the second half of 2021, our service revenue increased by $21.7 million as compared to the second half of 2020. This trend has continued into 2022 with our service revenue increasing by $36.7 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. Additionally, our sales and marketing activities and spend decreased during 2021 and 2020 as a result of pandemic-related cost-saving initiatives. Some sales and marketing activities, including hiring in the sales and marketing teams and team members’ attendance at business development conferences and meetings, resumed beginning in the first quarter of 2022, resulting in a $1.7 million increase in sales and marketing cost for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. In addition, several customers filed for bankruptcy during 2020 which resulted in $3.6 million of bad debt expenses related to these customers in 2020. Furthermore, we received loans under the Paycheck Protection Program (“PPP”), which was established under the CARES Act and is administered by the Small Business Administration (“SBA”), for an amount totaling $10.8 million, the full amount of which, along with associated accumulated interest, was forgiven during 2021.

The ultimate extent of the impact of the COVID-19 pandemic on our operational and financial performance depends on certain developments, including the duration of the pandemic and any resurgences, the severity of the disease, responsive actions taken by public health officials, the development, efficacy, distribution and public acceptance of treatments and vaccines, and the impacts on our customers, employees, partners, sales cycles and industry, all of which are uncertain and currently cannot be predicted with any degree of certainty. In addition, the global macroeconomic effects of the COVID-19 pandemic and related impacts on our customers’ business operations and their demand for our products and services may persist for an indefinite period, even after the COVID-19 pandemic has subsided. While it is unknown how long pandemic conditions will last and what the complete financial impact will be, we are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business and are unable at this time to predict the impact that COVID-19 will have on our business, financial position, and operating results in future periods due to numerous uncertainties.

Mergers

On August 15, 2022, we consummated the Mergers. Pursuant to the Merger Agreement, the Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Founder. In connection with the Closing, Founder changed its name to Rubicon Technologies, Inc. and the Company changed its name to Rubicon Technologies Holdings, LLC (“Holdings LLC”).

The Mergers were accounted for akin to a reverse recapitalization. We were deemed the accounting predecessor and Rubicon is the successor SEC registrant to Founder, meaning that our financial statements for previous periods are included in the Form 8-K and will be disclosed in Rubicon’s future periodic reports and registration statements filed with the SEC. Under this method of accounting, Rubicon is treated as the acquired company for financial statement reporting purposes. As a result of consummation of the Mergers, the most significant changes in our future reported financial position and results was a net increase in cash (as compared to our consolidated balance sheet at June 30, 2022) of approximately $73.8 million after accounting for transaction costs ($25.4 million), payments under the Forward Purchase Agreement ($68.7 million), the PIPE Investment ($121.0 million), Founder shareholder redemptions in connection with the Merger ($246.0 million), and the Cash Transaction Bonuses ($28.9 million). See “Unaudited Pro Forma Condensed Combined Financial Information” filed as an exhibit to the Form 8-K.

As a result of the Mergers, Rubicon became the successor to Founder as a publicly traded company and is listed on NYSE, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company, particularly as compared to the expenses reflected in our financial statements prior to the Mergers, for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

2

In connection with the Mergers, we entered into a Tax Receivable Agreement with certain of our legacy investors. We may be required to make significant payments in the future under this agreement depending on the extent of certain tax benefits and other factors and these payments could have a material impact on our results of operations and liquidity. See “—Tax Receivable Agreement” below for additional information.

Forward Purchase Agreement

On August 4, 2022, Founder, the Company and ACM ARRT F LLC, a Delaware limited liability company (“ACM Seller”, together with such other parties to which obligations of ACM Seller were novated, the “FPA Sellers”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction. Pursuant to the Forward Purchase Agreement, prior to the Closing, the FPA Sellers purchased an aggregate of 7,082,616 shares of Class A Common Stock from Founder shareholders who, pursuant to the governing documents of Founder, elected to redeem such shares in connection with the Closing, and upon such purchase, the FPA Sellers waived their redemption rights to such securities, resulting in additional net proceeds to Rubicon of approximately $4.0 million at Closing. In addition to proceeds received at Closing, Rubicon is entitled to certain additional payments from the FPA Sellers upon certain sales made by the FPA Sellers with respect to certain of the shares of Class A Common Stock purchased by the FPA Sellers pursuant to the Forward Purchase Agreement. In addition, Rubicon may be obligated to issue certain additional shares of Class A Common Stock to the FPA Sellers upon certain of the sales of Class A Common Stock made by the FPA Sellers. See “—Liquidity and Capital Resources—Other Financing Arrangements” below for additional information.

Key Factors Affecting Our Performance

Financial results from our operations and the growth and future success of our business are dependent upon many factors. While each of these factors presents significant opportunities for us, these factors also pose challenges that we must successfully address to sustain and grow our business. See also “—Key Metrics and Non-GAAP Financial Measures” below for a discussion of key business and non-GAAP metrics that we use to help manage and evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Industry trends and customers preference

The waste and recycling industry is highly regulated and complex, and public policy is increasingly focused on improving diversion from landfills and reducing emissions. Current policies tend to encourage and reward reductions in carbon dioxide emissions, and many major cities in the United States have promulgated climate action plans committing to achieve emissions reductions in line with the Paris Climate Accords. Additionally, the waste generators’ awareness of benefits achieved by improved diversion from landfills has been increasing which we believe is and will continue driving preference for recycling over landfills. We view these trends as an opportunity to accelerate the growth of our business, including our revenue and profitability.

Commodity nature of our recycling program

Through our recycling program, we market a variety of materials, including fibers such as old corrugated cardboard, old newsprint, aluminum, glass, pallets and other materials. Currently, old corrugated cardboard is the most significant material in our recycling program. Our recyclable commodity revenue is influenced by fluctuations in prices of the recyclable commodities. Periods of increasing prices generally provide the opportunity for higher revenue while periods of declining prices may result in declines in sales. For the reporting periods, the trend of the recyclable commodity prices was generally upward and contributed to higher recyclable commodity revenue in more recent periods. For the six months ended June 30, 2022 and 2021, our recyclable commodity revenue was $49.4 million and $32.3 million, respectively. For the years ended December 31, 2021 and 2020, our recyclable commodity revenue was $82.1 million and $49.3 million, respectively.

See the sections titled “Qualitative and Quantitative Disclosures About Market Risk” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and “Risk Factors” included elsewhere in the Form 8-K for further discussion regarding recyclable commodity price risk.

3

Investment in growth

We are actively investing in our business to support future growth and we expect this investment to continue. We have built a leading cloud-based digital marketplace that provides a transformational customer experience through an easy-to-use interface, where customers can manage services, track invoices, and view environmental outcomes. We believe that our platform is highly differentiated, and we expect to continue to invest in product development to further develop and enhance our platform’s features and functionality to further extend the adoption of our platform. For the six months ended June 30, 2022 and 2021, our product development cost was $18.5 million and $8.5 million, respectively. For the years ended December 31, 2021 and 2020, our product development cost was $22.5 million and $14.9 million, respectively. We expect the product development cost to increase as a percentage of revenue in the next twelve months as we anticipate continued investment in growth.

We also anticipate that our operating expenses will increase as we continue to build our sales and marketing efforts and expand our employee base. In addition, we intend to continue to grow our platform by using acquisitions and strategic partnerships. From time to time, we acquire and invest in companies with teams and technologies that enable us to strengthen our offerings and expand our growth.

While we continue to make investments to provide capacity for the growth of our business, our strategy may continue to change related to these investments and we may slow the pace of our investments including in response to the known and potential impacts of COVID-19 on our business.

Components of Results of Operations

Revenue

We generate our revenue from waste removal, waste management and consultation services, platform subscriptions, and the purchase and sale of recyclable commodities.

Service revenue:

Service revenues are comprised of waste removal and consultation services provided to customers for waste, recycling and logistics solutions. Services include planning, consolidation of billing and administration, cost savings analyses, vendor procurement and performance management, and a suite of solutions providing insights into the customers’ waste streams.

Recyclable commodity revenue:

We recognize recyclable commodity revenue through the purchase and sale of old corrugated cardboard, old newsprint, aluminum, glass, pallets and other recyclable materials.

Cost of revenue, exclusive of amortization and depreciation

Cost of service revenues primarily consist of expenses related to delivering our service and providing support, including third-party hauler costs, costs of data center capacity, certain fees paid to various third parties for the use of their technology, services and data, and employee-related costs such as salaries and benefits.

Cost of recyclable commodity revenues primarily consist of expenses related to purchase of old corrugated cardboard, old newsprint, aluminum, glass, pallets and other recyclable materials, and any associated transportation fees.

Sales and marketing

Sales and marketing expenses consist primarily of compensation costs, including salaries, bonuses, benefits and other incentives to our sales and marketing personnel, advertising expenses, digital marketing expenses, sales commissions and other promotional expenditures.

4

Product development

Product development expenses consist primarily of compensation costs, including salaries, bonuses and other benefits to our product development team, contract labor expenses and fees for software licenses, consulting, legal, and other services.

General and administrative

General and administrative expenses consist primarily of compensation and benefits related costs, including equity-based compensation expense for our general corporate functions. General and administrative costs also consist of third-party professional service fees for external legal, accounting, and other consulting services, insurance charges, hosting fees and overhead costs.

We expect that general and administrative expenses will increase substantially over the next several years as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange and expenses related to compliance and reporting obligations pursuant to the rules and regulations of the SEC. Following the consummation of the Mergers, we also expect to incur significant additional general and administrative expenses related to hiring of additional personnel, equity-based compensation, general and director and officer insurance premiums, investor relations, and professional services (e.g., audit, legal, regulatory and tax-related services).

Equity-based compensation expense in the six months ended June 30, 2022 was approximately $4.8 million, an increase of $2.1 million compared to the six months ended June 30, 2021. This increase was primarily attributable to a $2.3 million increase in value of the liability classified “Legacy Rubicon Phantom Units,” which are those phantom units we granted pursuant to the Holdings LLC Unit Appreciation Rights Plan, dated December 11, 2014. At the consummation of the Mergers, we incurred approximately $77.5 million of equity-based compensation expense due to the modification and vesting of the “Legacy Rubicon Incentive Units,” which are those units we granted pursuant to the Holdings LLC Profits Participation Plan, dated December 11, 2014. This expense will be recognized in our condensed consolidated financial statements for the three and nine-month periods ended September 30, 2022.

Following the Closing and the effectiveness of a Form S-8 registration statement to be filed no sooner than 60 days from the date of the Form 8-K, it is expected that Rubicon will make certain RSU awards pursuant to the Merger Agreement as replacement awards for the Legacy Rubicon Phantom Units and as Management Rollover Consideration. The number of RSUs issuable in exchange of Legacy Rubicon Phantom Units and as Management Rollover Consideration is expected to be approximately 1,510,424 RSUs and 8,325,594 RSUs, respectively. These RSUs would be subject to six-month vesting from the Closing Date and will vest into an equivalent number of shares of Class A Common Stock. The anticipated equity-based compensation expense for RSUs issued in connection with the Legacy Rubicon Phantom Units (as expensed over the vesting period) will be approximately $2.3 million. The anticipated equity-based compensation expense for RSUs issued as Management Rollover Consideration (as expensed over the vesting period) will be approximately $83.3 million.

In addition, following the effectiveness of a Form S-8 registration statement, it is expected that Rubicon will make certain RSU awards pursuant to the Morris Employment Agreement. Pursuant to the Morris Employment Agreement, we expect to issue Mr. Morris three one-time RSU awards: (a) 4,821,357 RSUs subject to certain time-based vesting requirements, (b) 2,410,679 RSUs subject to certain performance-based vesting requirements, and (c) RSUs subject to time-based vesting requirements in such an amount equal to $5,000,000 based on the fair market value of shares of Class A Common Stock at the time of the award. While the terms of these awards have not yet been finalized, assuming achievement of the performance based metrics and continued employment, the anticipated aggregate equity-based compensation expense for these RSUs will be approximately $77.3 million (in each case, assuming a $10.00 RSU fair value) and will be recognized over the requisite vesting period.

We expect that equity-based compensation (expensed in a similar manner as set forth above) will continue to be a substantial component of employee compensation practices of Rubicon. It is anticipated that such equity-based compensation expenses will likely increase our general and administrative expenses, dilute existing Rubicon stockholders, and reduce our earnings per share.

5

Additionally, certain of our employees received a one-time incentive cash payment upon closing of the Mergers (the “Cash Transaction Bonuses”). The aggregate Cash Transaction Bonuses paid by us in connection with the Mergers was approximately $28.9 million, as well as additional discretionary bonuses in the amount of $3.0 million to be paid following the closing. Historically, we have paid annual cash-based bonuses to our employees. For the years ended December 31, 2021 and 2020, the annual cash-based bonuses we incurred were $6.8 million and $6.0 million, respectively. We expect that annual cash-based bonuses will continue to be a component of our employee compensation practices, with annual cash based-bonuses payable by us expected to increase in the ordinary course of business to accommodate growth of our business and to ensure that we are able to attract and retain employee talent; however, we do not expect that additional cash-based bonuses of a size comparable to the Cash Transaction Bonuses will be awarded or payable in the ordinary course, outside of a change of control or similar significant transaction. Accordingly, our general and administrative expenses will increase by the actual payment amounts of the Cash Transaction Bonuses during the three- and nine-month periods ended September 30, 2022 (the periods in which the Mergers were consummated).

Amortization and depreciation

Amortization and depreciation consist of all depreciation and amortization expenses associated with our property and equipment, acquired intangible assets and customer acquisition costs.

Interest expense

Interest expense consists primarily of interest expense associated with our outstanding debt, including accretion of debt issuance costs.

Results of Operations

The following tables show our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

Comparison of the three months ended June 30, 2022 and 2021

	Three Months Ended June 30,
	2022	2021	Change $	Change %
	(in thousands, except changes in percentage)
Revenue
Service	$140,268	$118,680	$21,588	18.2%
Recyclable commodity	24,338	18,904	5,434	28.7%
Total revenue	164,606	137,584	27,022	19.6%
Costs and expenses:
Cost of revenue (exclusive of amortization and depreciation)
Service	136,185	114,323	21,862	19.1%
Recyclable commodity	22,386	17,924	4,462	24.9%
Total cost of revenue (exclusive of amortization and depreciation)	158,571	132,247	26,324	19.9%
Sales and marketing	4,546	3,720	826	22.2%
Product development	9,315	4,364	4,951	113.5%
General and administrative	13,253	13,684	(431)	(3.1)%
Amortization and depreciation	1,402	1,989	(587)	(29.5)%
Total costs and expenses	187,087	156,004	31,083	19.9%
Loss from operations	(22,481)	(18,420)	(4,061)	22.0%
Other income (expense):
Gain on forgiveness of debt	-	9,892	(9,892)	(100.00)%
Loss on change in fair value of warrants	(232)	-	(232)	NM %
Excess fair value over the consideration received for SAFE	(800)	-	(800)	NM %
Other expense	(357)	(220)	(137)	62.3%
Interest expense	(3,911)	(2,654)	(1,257)	47.4%
Total other income (expense)	(5,300)	7,018	(12,318)	(175.5)%
Loss before income taxes	(27,781)	(11,402)	(16,379)	143.7%
Income tax expense (benefit)	13	(560)	573	(102.3)%
Net loss	(27,794)	(10,842)	(16,952)	156.4%

NM – not meaningful

6

Revenue

Total revenue increased by $27.0 million, or 19.6%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021.

Service revenue increased by $21.6 million, or 18.2%, primarily due to a combination of sales to new customers in the amount of $13.1 million and changes to service levels for existing customers that contributed to a $8.2 million increase.

Revenues from sales of recyclable commodities increased by $5.4 million, or 28.7%, primarily due to an increase in the sales prices for recyclable commodities which attributed to a $7.6 million revenue increase, especially old corrugated cardboard, whose average price per ton increased by 65%, and pallets, whose average price per unit increased by 43%, in each case as compared to the average price in the prior year quarter. This increase was partially offset by a $1.9 million decrease due to reduced sales volume of recyclable commodities.

Cost of revenue, exclusive of amortization and depreciation

Total cost of revenue increased by $26.3 million, or 19.9%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021.

Cost of service revenue increased by $21.9 million or 19.1%, primarily attributable to an increase in hauling-related costs driven by the service level increase to new and existing customers.

Cost of recyclable commodity revenue increased by $4.5 million or 24.9% primarily due to a $6.2 million cost increase driven by higher prices of recyclable commodities sold, especially old corrugated cardboard and pallets, partially offset by a $1.6 million decrease in sales volume.

Sales and marketing

Sales and marketing expenses increased by $0.8 million or 22.2% for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. The increase was primarily attributable to higher costs of $0.5 million for sales and marketing activities that we recommenced in 2022 following a temporary suspension as a result of the pandemic, including meetings, conferences and other business development activities and higher payroll related costs of $0.3 million due to headcount increases.

7

Product development

Product development expenses increased by $5.0 million, or 113.5%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. The increase was primarily attributable to higher product development support costs of $4.0 million, which was mainly driven by higher software subscription costs to support our product development team, and higher payroll related costs of $0.5 million, which increased primarily due to the headcount increase in our product development team to support our growth.

We expect the product development cost to continue to be higher for next twelve months. The increase is expected to be driven by the Palantir Technologies, Inc. software services subscription, which provides advanced data analytics capabilities to enhance the data security, visibility, models, and algorithms of our digital platform. See “Liquidity and Capital Resources.”

General and administrative

General and administrative expenses decreased by $0.4 million, or 3.1%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. The decrease was primarily attributable to a decrease in bad debt expense in the amount of $2.7 million mainly driven by improved cash collection of amounts for which reserves had previously been established, partially offset by higher employee-related costs that increased by $1.5 million due to headcount increases and higher deferred compensation costs that increased by $0.5 million.

Amortization and depreciation

Amortization and depreciation expenses for the three months ended June 30, 2022 were relatively unchanged compared to the three months ended June 30, 2021.

Other income (expense)

Other expense increased by $12.3 million, or 175.5%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. The increase was primarily attributable to a $9.9 million forgiveness of the PPP loans in June 2021 which did not repeat in 2022, a $1.3 million increase in interest expense due to the borrowing under the Subordinated Term Loan Facility entered into in December 2021, and a $0.8 million excess fair value over the consideration received for the SAFE executed in May 2022. See “—Liquidity and Capital Resources—Other Financing Arrangements” below.

Income tax expense (benefit)

Income tax expense for the three months ended June 30, 2022 increased by $0.6 million or 102.4% compared to the three months ended June 30, 2021. The increase was primarily attributable to the deferred tax expenses related to book and tax basis difference in intangible assets and the current state tax expenses.

8

Comparison of the six months ended June 30, 2022 and 2021

	Six Months Ended June 30,
	2022	2021	Change $	Change %
	(in thousands, except changes in percentage)
Revenue
Service	$274,966	$238,255	$36,711	15.4%
Recyclable commodity	49,446	32,299	17,147	53.1%
Total revenue	324,412	270,554	53,858	19.9%
Costs and expenses:
Cost of revenue (exclusive of amortization and depreciation)
Service	265,878	228,516	37,362	16.3%
Recyclable commodity	45,622	30,758	14,864	48.3%
Total cost of revenue (exclusive of amortization and depreciation)	311,500	259,274	52,226	20.1%
Sales and marketing	8,496	6,796	1,700	25.0%
Product development	18,533	8,523	10,010	117.4%
General and administrative	25,880	23,407	2,473	10.6%
Amortization and depreciation	2,892	3,614	(722)	(20.0)%
Total costs and expenses	367,301	301,614	65,687	21.8%
Loss from operations	(42,889)	(31,060)	(11,829)	38.1%
Other income (expense):
Interest earned	-	2	(2)	(100.0)%
Gain on forgiveness of debt	-	10,900	(10,900)	(100.0)%
Loss on change in fair value of warrants	(510)	-	(510)	NM %
Excess fair value over the consideration received for SAFE	(800)	-	(800)	NM %
Other expense	(687)	(404)	(283)	70.0%
Interest expense	(7,686)	(4,850)	(2,836)	58.5%
Total other income (expense)	(9,683)	5,648	(15,331)	(271.4)%
Loss before income taxes	(52,572)	(25,412)	(27,160)	106.9%
Income tax expense (benefit)	41	(709)	750	(105.8)%
Net loss	(52,613)	(24,703)	(27,910)	113.0%

NM – not meaningful

9

Revenue

Total revenue increased by $53.9 million, or 19.9%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021.

Service revenue increased by $36.7 million, or 15.4%, primarily due to a combination of sales to new customers in the amount of $22.3 million and changes to service levels for existing customers that contributed to a $14.4 million increase.

Revenues from sales of recyclable commodities increased by $17.1 million, or 53.1%, primarily due to an increase in the sales prices for recyclable commodities, especially old corrugated cardboard, whose average price per ton increased by 72%, and pallet, whose average price per unit increased by 32%, in each case as compared to the average price in the prior year period.

Cost of revenue, exclusive of amortization and depreciation

Total cost of revenue increased by $52.2 million, or 20.1%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021.

Cost of service revenue increased by $37.4 million or 16.3%, primarily attributable to an increase in hauling-related costs, $27.0 million of which was driven by the service level increase to new and existing customers and $8.3 million was due to price increase by our hauling and recycling partners. In addition, customer operations cost was higher by $2.2 million primarily driven by headcount increases.

Cost of recyclable commodity revenue increased by $14.9 million or 48.3% primarily attributable to a $14.7 million cost increase driven by higher prices of recyclable commodities sold, especially old corrugated cardboard and pallet.

Sales and marketing

Sales and marketing expenses increased by $1.7 million or 25.0% for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase was primarily attributable to higher costs for sales and marketing activities that we recommenced in 2022 following a temporary suspension as a result of the pandemic, including meetings, conferences and other business development activities in the amount of $0.9 million and higher payroll related costs of $0.6 million due to headcount increases.

Product development

Product development expenses increased by $10.0 million, or 117.4%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase was primarily attributable to higher product development support costs of $8.5 million, which was mainly driven by higher software subscription costs to support our product development team, and higher payroll related costs of $1.2 million, which increased primarily due to the headcount increase in our product development team to support our growth.

We expect the product development cost to continue to be higher for next twelve months. The increase is expected to be driven by the Palantir Technologies, Inc. software services subscription, which provides advanced data analytics capabilities to enhance the data security, visibility, models, and algorithms of our digital platform. See “Liquidity and Capital Resources.”

General and administrative

General and administrative expenses increased by $2.5 million, or 10.6%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase was primarily attributable to higher employee-related costs that increased by $3.3 million due to headcount increases, higher deferred compensation costs that increased by $2.1 million, and higher professional services costs that increased by $1.9 million mainly to support our growth and preparation to operate as a publicly traded company. The increase was partially offset by decrease in bad debt expense in the amount of $4.7 million which was primarily attributable to improved cash collections of amounts for which reserves had previously been established.

10

Amortization and depreciation

Amortization and depreciation expenses for the six months ended June 30, 2022 were relatively unchanged compared to the six months ended June 30, 2021.

Other income (expense)

Other expense increased by $15.3 million, or 271.4%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase was primarily attributable to a $10.9 million forgiveness of the PPP loans in June 2021 which did not repeat in 2022, a $2.8 million increase in interest expense due to higher borrowings under the Term Loan Facility since the amendment executed in March 2021 and the Subordinated Term Loan Facility entered into in December 2021, a $0.8 million excess fair value over the consideration received for the SAFE executed in May 2022, and a $0.5 million loss on the change in fair value of warrants during the first half of 2022 for the warrants issued in the fourth quarter of 2021. See “—Liquidity and Capital Resources—Other Financing Arrangements” below.

Income tax expense (benefit)

Income tax expense for the six months ended June 30, 2022 increased by $0.8 million or 105.8% compared to the six months ended June 30, 2021. The increase was primarily attributable to the deferred tax expenses related to book and tax basis difference in intangible assets and the current state tax expenses.

Comparison of years ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020	Change $	Change %
	(in thousands, except changes in percentage)
Revenue
Service	$500,911	$490,122	$10,789	2.2%
Recyclable commodity	82,139	49,251	32,888	66.8%
Total revenue	583,050	539,373	43,677	8.1%
Costs and expenses:
Cost of revenue (exclusive of amortization and depreciation)
Service	481,642	471,039	10,603	2.3%
Recyclable commodity	77,030	45,892	31,138	67.9%
Total cost of revenue (exclusive of amortization and depreciation)	558,672	516,931	41,741	8.1%
Sales and marketing	14,457	14,782	(325)	(2.2)%
Product development	22,485	14,857	7,628	51.3%
General and administrative	52,915	37,754	15,161	40.2%
Amortization and depreciation	7,128	6,450	678	10.5%
Total costs and expenses	655,657	590,774	64,883	11.0%
Loss from operations	(72,607)	(51,401)	(21,206)	41.3%
Other income (expense):
Interest earned	2	8	(6)	(75.0)%
Gain on forgiveness of debt	10,900	-	10,900	NM %
Loss on change in fair value of warrants	(606)	-	(606)	NM %
Other expense	(1,055)	(427)	(628)	147.1%
Interest expense	(11,455)	(8,217)	(3,238)	39.4%
Total other income (expense)	(2,214)	(8,636)	6,422	(74.4)%
Loss before income taxes	(74,821)	(60,037)	(14,784)	24.6%
Income tax expense (benefit)	(1,670)	(1,454)	(216)	14.9%
Net loss	(73,151)	(58,583)	(14,568)	24.9%

NM – not meaningful

11

Revenue

Total revenue increased by $43.7 million, or 8.1%, for the year ended December 31, 2021, compared to the year ended December 31, 2020.

Service revenue increased by $10.8 million, or 2.2%, primarily due to a combination of sales to new customers in the amount of $6.5 million and increased service levels for existing customers in the amount of $4.3 million. During the first half of 2021, the service revenue decreased by $10.9 million as compared to the same prior-year period primarily due to the impact of decreased service levels from customer attrition in the second half of 2020, including in connection with customer bankruptcies. During the second half of 2021, service revenues began to recover and increased by $21.7 million as compared to the same prior-year period.

Revenues from sales of recyclable commodities increased by $32.9 million, or 66.8%, primarily due to an increase in the sales prices for recyclable commodities, especially old corrugated cardboard, whose average price per ton increased by 91.8%.

Cost of revenue, exclusive of amortization and depreciation

Total cost of revenue increased by $41.7 million, or 8.1%, for the year ended December 31, 2021, compared to the year ended December 31, 2020.

Cost of service revenue increased by $10.6 million or 2.3%, primarily due to an increase in hauling-related costs corresponding to the service revenue increase as a result of service level increases to new and existing customers.

Cost of recyclable commodity revenue increased by $31.1 million or 67.9% primarily due to an increase in the cost of recyclable commodities sold mainly driven by the increase in the recyclable commodity prices.

Sales and marketing

Sales and marketing expenses for the year ended December 31, 2021 were relatively unchanged compared to the year ended December 31, 2020.

Product development

Product development expenses increased by $7.6 million, or 51.3%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily attributable to higher product development support costs of $5.0 million, which was mainly driven by higher software subscription costs to support our product development team, and higher payroll related costs of $2.1 million, which increased primarily due to the headcount increase in our product development team to support our growth.

12

We expect the product development cost to continue to increase over the next twelve months. The increase is expected to be driven by the Palantir Technologies, Inc. software services subscription, which provides advanced data analytics capabilities to enhance the data security, visibility, models, and algorithms of our digital platform. See “Liquidity and Capital Resources.”

General and administrative

General and administrative expenses increased by $15.2 million, or 40.2%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily attributable to higher equity compensation costs by $7.0 million, employee-related costs by $3.3 million, professional services costs by $3.0 million, and software license costs by $1.3 million, mainly to support our growth and preparation to operate as a publicly traded company.

Amortization and depreciation

Amortization and depreciation expenses for the year ended December 31, 2021 were relatively unchanged compared to the year ended December 31, 2020.

Other income (expense)

Other expense decreased by $6.4 million, or 74.4%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The decrease was primarily attributable to forgiveness of the PPP loans in the amount of $10.9 million during 2021 which was partially offset by an $3.2 million increase in interest expense due to higher borrowings under the Term Loan Facility (as defined in the “Debt” section) as compared to the prior year. In March 2021, the Company amended the Term Loan agreement, increasing the principal amount of the facility from $40.0 million to $60.0 million. See Note 4, Debt, to our consolidated financial statements included elsewhere in the Form 8-K.

Income tax expense (benefit)

Income tax benefit for the year ended December 31, 2021, was relatively unchanged compared to the year ended December 31, 2020.

Key Metrics and Non-GAAP Financial Measures

In addition to the measures presented in our consolidated financial statements, we use the following key business and non-GAAP metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Revenue net retention

We believe our ability to retain customers is an indicator of the stability of our revenue base and the long-term value of our customer relationships. We calculate revenue net retention as a year-over-year comparison that measures the percentage of revenue recognized in the current quarter from customers retained from the corresponding quarter in the prior year. We believe that our revenue net retention rate is an important metric to measure overall client satisfaction and the general quality of our service offerings as it is a composition of revenue expansion or contraction within our customer accounts.

Our revenue net retention rate was 113.4% and 100.8% as of June 30, 2022 and 2021, respectively, 125.0% and 96.7% as of December 31, 2021 and 2020, respectively.

13

Adjusted gross profit and adjusted gross profit margin

Adjusted gross profit is a non-GAAP financial measure which is calculated by adding back amortization and depreciation for revenue generating activities and platform support costs to GAAP gross profit, the most comparable GAAP measurement. Adjusted gross profit margin is calculated as adjusted gross profit divided by total GAAP revenue.

We believe adjusted gross profit and adjusted gross profit margin are important measures and useful to investors because they show the progress in scaling our digital platform by quantifying the markup and margin we charge our customers that are incremental to our marketplace vendor costs. These measures demonstrate this progress because changes in these measures are driven primarily by our ability to optimize services for our customers, improve our hauling and recycling partners’ efficiency and achieve economies of scale on both sides of the marketplace. Our management team uses these non-GAAP measures as one of the means to evaluate the profitability of our customer accounts, exclusive of certain costs that are generally fixed in nature, and to assess how successful we are in achieving our pricing strategies. However, it is important to note that other companies, including companies in our industry, may calculate and use these measures differently or not at all, which may reduce their usefulness as a comparative measure. Further, these measures should not be read in isolation from or without reference to our results prepared in accordance with GAAP.

The following table shows the calculation of GAAP gross profit and a reconciliation of (i) GAAP gross profit to non-GAAP adjusted gross profit and GAAP gross profit margin to non-GAAP adjusted gross profit margin, (ii) amortization and depreciation for revenue generating activities to total amortization and depreciation and (iii) platform support costs to total cost of revenue (exclusive of amortization and depreciation) for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2022	2021	2021	2020
			(in thousands, except percentages)
Total revenue	$164,606	$137,584	$324,412	$270,554	$583,050	$539,373
Less: total cost of revenue (exclusive of amortization and depreciation)	158,571	132,247	311,500	259,274	558,672	516,931
Less: amortization and depreciation for revenue generating activities	579	997	1,229	1,562	2,947	1,826
Gross profit	$5,456	$4,340	$11,683	$9,718	$21,431	$20,616
Gross profit margin	3.3%	3.2%	3.6%	3.6%	3.7%	3.8%

Gross profit	$5,456	$4,340	$11,683	$9,718	$21,431	$20,616
Add: amortization and depreciation for revenue generating activities	579	997	1,229	1,562	2,947	1,826
Add: platform support costs	6,657	5,343	12,877	10,239	22,556	19,844
Adjusted gross profit	$12,692	$10,680	$25,789	$21,519	$46,934	$42,286
Adjusted gross profit margin	7.7%	7.8%	7.9%	8.0%	8.0%	7.8%

Amortization and depreciation for revenue generating activities	$579	$997	$1,229	$1,562	$2,947	$1,826
Amortization and depreciation for sales, marketing, general and administrative activities	823	992	1,663	2,052	4,181	4,624
Total amortization and depreciation	$1,402	$1,989	$2,892	$3,614	$7,128	$6,450

Platform support costs (1)	$6,657	$5,343	$12,877	$10,239	$22,556	$19,844
Marketplace vendor costs (2)	151,914	126,904	298,623	249,035	536,116	497,087
Total cost of revenue (exclusive of amortization and depreciation)	$158,571	$132,247	$311,500	$259,274	$558,672	$516,931

(1)	We define platform support costs as costs to operate our revenue generating platforms that do not directly correlate with volume of sales transactions procured through our digital marketplace. Such costs include employee costs, data costs, platform hosting costs and other overhead costs.

(2)	We define marketplace vendor costs as direct costs charged by our hauling and recycling partners for services procured through our digital marketplace.

14

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and GAAP net loss is its most comparable GAAP measurement. We define adjusted EBITDA as GAAP net loss adjusted to exclude interest expense and income, income tax benefit, amortization and depreciation, equity-based compensation, phantom unit expense, gain or loss on change in fair value of warrants, excess fair value over the consideration received for SAFE, other non-operating income and expenses, and unique non-recurring income and expenses.

We have included adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Further, we believe it is helpful in highlighting trends in our operating results because it allows for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. It is also often used by analysts, investors and other interested parties in evaluating and comparing our results to other companies within our industry. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of net loss or our other results as reported under GAAP. Some of these limitations are:

●	adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

●	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

●	although amortization and depreciation are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future and adjusted EBITDA does not reflect any cash requirements for such replacements;

●	adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments in historical periods; and

●	other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as comparative measures.

15

The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated in accordance with GAAP, to adjusted EBITDA for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2022	2021	2021	2020
Total revenue	$164,606	$137,584	$324,412	$270,554	$583,050	$539,373

Net loss	$(27,794)	$(10,842)	$(52,613)	$(24,703)	$(73,151)	$(58,583)
Adjustments:
Interest expense	3,911	2,654	7,686	4,850	11,455	8,217
Interest earned	-	-	-	(2)	(2)	(8)
Income tax expense (benefit)	13	(560)	41	(709)	(1,670)	(1,454)
Amortization and depreciation	1,402	1,989	2,892	3,614	7,128	6,450
Equity-based compensation	126	224	184	364	543	468
Phantom unit expense	2,021	1,407	4,570	2,266	7,242	271
Loss on change in fair value of warrants	232	-	510	-	606	-
Excess fair value over the consideration received for SAFE	800	-	800	-	-	-
Other expenses(3)	357	220	687	404	1,055	427
Gain on forgiveness of debt	-	(9,892)	-	(10,900)	(10,900)	-
Adjusted EBITDA	$(18,932)	$(14,780)	$(35,243)	$(24,816)	$(57,694)	$(44,212)
Net loss as a percentage of total revenue	(16.9)%	(7.9)%	(16.2)%	(9.13)%	(12.5)%	(10.9)%
Adjusted EBITDA as a percentage of total revenue	(11.5)%	(10.7)%	(10.9)%	(9.17)%	(9.9)%	(8.2)%

(3)	Other expenses primarily consist of foreign currency exchange gains and losses, taxes, penalties, settlements and gains and losses on sale of property and equipment.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows in the short- and long-term to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, other commitments and contractual obligations. We consider liquidity in terms of cash flows from operations and other sources, including availability under our credit facility, and their sufficiency to fund our operating and investing activities. Our principal sources of liquidity have been borrowings under our current and prior credit facilities and other financing arrangements, proceeds from the issuance of equity and warrant exercises and cash generated by operating activities and, more recently, including the cash proceeds from the Mergers, PIPE Investment, and the Forward Purchase Agreement (see “—Liquidity and Capital Resources—Other Financing Arrangements” below). Historically, we have financed our operations and acquisitions from a combination of cash generated from operations and periodic borrowings under senior secured credit facilities and other financing arrangements. Our primary cash needs are for day-to-day operations, to fund working capital requirements, to fund our growth strategy, including acquisitions, and to pay interest and principal on our indebtedness. Our acquisition strategy and our interest expense in particular may require that we seek additional sources of equity or debt financing in future periods. Funding payments under the Tax Receivable Agreement, discussed further below, may also require that we seek additional funding in future periods. Cash flows from operations could continue to be affected by various risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic and other risks detailed in the section titled “Risk Factors” included elsewhere in the Form 8-K.

At June 30, 2022, cash and cash equivalents totaled $6.9 million, accounts receivable totaled $47.6 million and unbilled accounts receivable totaled $62.1 million. Availability under our Revolving Credit Facility, which provides the ability to borrow up to $60.0 million, was $18.6 million. Immediately subsequent to the Closing on August 15, 2022, the balance of cash and cash equivalents was $81.8 million and availability under our Revolving Credit Facility was $9.0 million.

16

In September 2021, we entered into a software subscription agreement with Palantir Technologies, Inc., including related support and update services. The agreement was subsequently amended in December 2021. The term of the amended agreement is through December 31, 2024. Pursuant to the agreement, as of June 30, 2022, we are to pay $20.3 million in the next 12 months and $22.5 million thereafter through October 2024, with payments scheduled on a quarterly basis. We expect the Palantir services will support, improve, and strengthen our platform, which increases its value to our customers and partners for the continued growth of our business.

We believe that additional capital will be needed to support our debt and growth, and additional debt, equity or other financing arrangements, including the financings effected in connection with the Mergers, combined with extending the Company’s revolving line of credit and potential proceeds under the Forward Purchase Agreement (see “—Liquidity and Capital Resources—Other Financing Arrangements” below), will provide sufficient liquidity for the Company for the next year and beyond. However, it is possible additional funding, if needed, may have terms that are less favorable to the company than its existing terms.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
	(in thousands)
Net cash used in operating activities	$(16,272)	$(40,200)	$(59,861)	$(31,482)
Net cash used in investing activities	(685)	(541)	(4,002)	(1,506)
Net cash provided by financing activities	13,222	47,619	68,459	21,343
Net increase (decrease) in cash and cash equivalents	$(3,735)	$6,878	$4,596	$(11,645)

Cash flows used in operating activities

Net cash used in operating activities decreased by $23.9 million to $16.3 million for the six months ended June 30, 2022 compared to $40.2 million for the six months ended June 30, 2021. The decrease in cash used in operating activities was driven by:

●	a $41.5 million favorable impact attributable to changes in operating assets and liabilities, primarily driven by an increase in favorable impact from accounts payable by $20.8 million, accrued expenses by $16.4 million and accounts receivable by $3.9 million.

●	a $10.3 million increase in non-cash charges which was primarily attributable to a $10.9 million decrease in gain on forgiveness of the PPP loans, an increase of $2.3 million in phantom unit expense, a $1.0 million increase of amortization of debt issuance costs and a $0.8 million increase of excess fair value over the consideration received for SAFE, partially offset by a $5.0 million decrease in bad debt reserve.

●	partially offset by a $27.9 million increase in net loss.

 Net cash used in operating activities increased by $28.4 million to $59.9 million for the year ended December 31, 2021, compared to $31.5 million for the year ended December 31, 2020. The increase in cash used in operating activities was driven by:

●	a $14.6 million increase in net loss.

●	a $11.1 million unfavorable impact attributable to changes in operating assets and liabilities, primarily driven by an increase in unfavorable impact from contract assets by $25.4 million, accounts payable by $9.5 million and prepaid expenses by 3.2 million, partially offset by an increase in favorable impact from accrued expenses by $17.5 million, accounts receivable by $7.7 million and other current assets by $1.7 million.

●	a $2.8 million decrease in non-cash charges which was primarily attributable to a $10.9 million gain on forgiveness of the PPP loans during 2021, offset by a $7.0 million increase in phantom unit expense, a $0.7 million increase in amortization and depreciation and a $0.6 million increase in loss on change in fair value of warrants.

17

Cash flows used in investing activities

Cash flows used in investing activities generally include property, equipment and intangible asset purchases.

Net cash used in investing activities was relatively unchanged for the six months ended June 30, 2022 compared to the six months ended June 30, 2021.

Net cash used in investing activities increased by $2.5 million for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily attributable to purchases of technology assets during 2021.

Cash flows from financing activities

Net cash provided by financing activities was $13.2 million for the six months ended June 30, 2022, compared to $47.6 million for the six months ended June 30, 2021. Net cash provided by financing activities for the six months ended June 30, 2022 resulted primarily from net borrowing on line of credit of $11.5 million and proceeds of $8.0 million from the SAFE, offset in part by $3.0 million repayments of long-term debt, $2.0 million payments of financing costs and $1.3 million payments of deferred offering costs. Net cash provided by financing activities for the six months ended June 30, 2021 resulted primarily from proceeds of $30.5 million from warrants exercised and $22.3 million from long-term debt, offset in part by net payment on line of credit of $4.3 million and $0.8 million payments of financing costs.

Net cash provided by financing activities was $68.5 million for the year ended December 31, 2021 and $21.3 million for the year ended December 31, 2020. Net cash provided by financing activities for the year ended December 31, 2021 resulted primarily from proceeds of $42.3 million from long-term debt and proceeds of $32.5 million from exercise of warrants, offset in part by repayments of $3.0 million of long-term debt and payments of $2.8 million of financing costs and $1.1 million of deferred offering costs. Net cash provided by financing activities for the year ended December 31, 2020 resulted primarily from proceeds of $30.8 million from long-term debt, offset in part by net payments of $6.6 million of borrowings on the line of credit and repayments of $2.3 million of long-term debt.

Tax Receivable Agreement

In connection with the consummation of the Mergers, Rubicon entered into the Tax Receivable Agreement with the common and preferred unitholders of the Company (“TRA Holders”), whereby following the Mergers Rubicon is obligated to make payments under the Tax Receivable Agreement equal to 85% of certain of Rubicon’s realized (or in certain cases, deemed realized) tax savings as a result of certain tax benefits related to the transactions contemplated by the Merger Agreement and future exchanges of Class B Units for Class A Common Stock or cash. Rubicon will benefit from the remaining 15% of such tax savings.

The actual future payments to the TRA Holders will vary, and estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. We cannot reasonably estimate the actual future annual payments under the Tax Receivable Agreement given the difficulty in determining those estimates as they are dependent on a number of factors, including the tax assets or tax attributes (i) arising in connection with any exchange of Class B Units for shares of Class A Common Stock or cash in the future and (ii) the amount, character, and timing of the recognition of income by Rubicon.

A significant portion of any potential future payments under the Tax Receivable Agreement is anticipated to be payable over 15 years, consistent with the period over which the associated tax deductions would be realized by Rubicon, assuming Holdings LLC generates sufficient income to utilize the deductions. If sufficient income is not generated by Holdings LLC, the associated taxable income of Rubicon will be affected and the associated tax benefits to be realized will be limited, thereby similarly reducing the associated Tax Receivable Agreement payments to be made. We may however still need to seek additional sources of financing depending on the given circumstances at the time any payments will be made.

18

While many of the factors that will determine the amount of payments that Rubicon will make under the Tax Receivable Agreement are outside of its control, Rubicon expects that the payments it will make under the Tax Receivable Agreement will be substantial. Rubicon generally expects to fund such distributions out of available cash of Holdings LLC, and as a result, such payments will reduce the cash provided by the tax savings generated from the relevant transactions that would otherwise have been available to Rubicon and Holdings LLC for other uses, including repayment of debt, funding day-to-day operations, reinvestment in the business or returning capital to holders of Class A Common Stock in the form of dividends or otherwise.

Rubicon may incur significant costs in addition to the due course obligations arising under the Tax Receivable Agreement described above. In particular, in the event that (a) Rubicon undergoes certain change of control events (e.g., certain mergers, dispositions and other similar transactions), (b) there is a material uncured breach under the Tax Receivable Agreement, or (c) Rubicon elects to terminate the Tax Receivable Agreement early, in each case, Rubicon’s obligations under the Tax Receivable Agreement would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax savings calculated based on certain assumptions, as set forth in the Tax Receivable Agreement. In addition, the interest on the payments made pursuant to the Tax Receivable Agreement may significantly exceed Rubicon’s other costs of capital. In certain situations, including upon the occurrence of the events described above, Rubicon could be required to make payments under the Tax Receivable Agreement that exceed its actual cash savings, requiring it to seek funding from other sources, including incurring additional debt. Thus, Rubicon’s obligations under the Tax Receivable Agreement could have a substantial negative effect on its financial condition and liquidity.

Despite these potential costs, we do not believe that that the Tax Receivable Agreement will be a material detriment to Rubicon’s and Holding LLC’s future results of operations and liquidity, as any payments required under the Tax Receivable Agreement will arise directly from realized (or in certain cases, deemed realized) tax savings of Rubicon as a result of certain tax benefits related to the Mergers and future exchanges of Class B Units for Class A Common Stock or cash and are expected to be made in lieu of income taxes otherwise payable by Rubicon. Additionally, Rubicon will receive the benefit of 15% of any such tax savings.

Debt

On December 14, 2018, we entered into a Revolving Credit Facility, which was subsequently amended, and which provides for borrowings of up to $60.0 million and matures in December 2022. As of June 30, 2022, we had approximately $41.4 million of borrowings under the Revolving Credit Facility, resulting in an unused borrowing capacity of approximately $18.6 million. We may use the proceeds of future borrowings under the Revolving Credit Facility to finance our acquisition strategy and for other general corporate purposes. The Revolving Credit Facility bore interest at LIBOR plus 4.5% until the amended agreement entered on April 26, 2022, and since the amendment, it bears interest at SOFR plus 4.6%. Our Revolving Credit Facility also includes a lockbox arrangement, which provides for receipts to be swept daily to reduce borrowings outstanding at the discretion of the lender.

On March 29, 2019, we entered into a Term Loan agreement, which was subsequently amended, and which provides for $60.0 million of term loan secured by a second lien on all of our assets of at an interest rate of LIBOR plus 9.5% (the “Term Loan Facility”). The Term Loan matures on the earlier of March 2024 or the maturity date under the Revolving Credit Facility. The Term Loan agreement required us to raise $50.0 million of qualified equity contributions during the period after April 26, 2022 and on or prior to June 30, 2022. Failure to raise qualified equity contributions could require the use of available funds under the Revolving Credit Facility as collateral for the Term Loan agreement by an amount up to $20.0 million. Since the Mergers had not consummated on or prior to June 30, 2022, we did not meet the qualified equity contributions requirement. We do not believe that any term loan collateral reduction corresponding to the qualified equity contribution would impact our ability to meet its liquidity requirements over the next twelve months. As of June 30, 2022, we had Term Loan outstanding under the Term Loan agreement with a total carrying value of $51.0 million.

On December 22, 2021, we entered into a Subordinated Term Loan agreement which provides for $20.0 million of term loan secured by a third lien on all of our assets at an interest rate of 15.0% (the “Subordinated Term Loan Facility”). The Subordinated Term Loan matures on December 22, 2022. As of June 30, 2022, we had term loans outstanding under the Subordinated Term Loan agreement with a total carrying value of $19.2 million.

19

In addition, we received loans under the PPP, which was established under the CARES Act and is administered by the SBA, for an amount totaling $10.8 million. We elected to repay $2.3 million of the PPP loans during the year ended December 31, 2020. The SBA forgave the PPP loans in the full amount of $10.8 million along with associated accumulated interest during the year ended December 31, 2021, resulting in a refund of the $2.3 million of the PPP loans repaid. As of June 30, 2022 and December 31, 2021, we had no outstanding PPP loan balances. The SBA and other government communications have however indicated that all loans in excess of $2.0 million will be subject to audit and that those audits could take up to seven years to complete.

See Note 4, Debt, to our consolidated financial statements included elsewhere in the Form 8-K for a more detailed description of our indebtedness.

We do not have any special purpose entities and we do not engage in off-balance sheet financing arrangements.

Other Financing Arrangements

On May 25, 2022, we entered into the Rubicon Equity Investment Agreement (Simple Agreement for Future Equity or “SAFE”) with Founder and certain investors, whereby, the investors advanced us $8,000,000 and, in connection with the consummation of the Mergers and in exchange for the advancements, (a) Holdings LLC issued 880,000 of its Class B Units to such investors, (b) Rubicon issued 160,000 shares of Class A Common Stock to such investors, and (c) Founder SPAC Sponsor LLC forfeited 160,000 shares of Class A Common Stock. All the obligations thereunder were satisfied upon the Closing and the exchanges for the advancements discussed above.

On August 4, 2022, Founder entered into the Forward Purchase Agreement for an OTC Equity Prepaid Forward Transaction with the FPA Sellers. The Forward Purchase Agreement resulted in an additional $4.0 million of cash at the Closing. Pursuant to the terms therein, we are entitled to receive certain additional payments in the future periods in connection with certain sales of Class A Common Stock by the FPA Sellers, if any. In addition, we may be required to issue additional shares of Class A Common Stock pursuant to the FPA Agreement. For more information regarding the Forward Purchase Agreement, see Founder’s Current Report on Form 8-K, filed with the SEC on August 4, 2022 and Exhibit 10.18 attached to the Form 8-K.

Contractual Obligations

Our principal commitments consist of obligations under debt agreements and leases for office facilities. We have a substantial level of debt. For more information regarding our debt service obligations, see Note 4, Debt, to our consolidated financial statements included elsewhere in the Form 8-K. For more information regarding our lease obligations, see Note 8, Leases, to our consolidated financial statements included elsewhere in the Form 8-K. Our agreement with Palantir Technologies, Inc. requires us to pay $42.8 million as of June 30, 2022 through October 2024. We will also be required to make certain significant payments under the Tax Receivables Agreement discussed above.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements.

20

Revenue recognition

We derive our revenue principally from waste removal, waste management and consultation services, platform subscriptions, and the purchase and sale of recyclable commodities. We recognize service revenue over time, consistent with efforts performed and when the customer simultaneously receives and consumes the benefits provided by our services. We recognize recyclable commodity revenue at the point in time when the ownership, risks and rewards are transferred.

Further, judgment is required in evaluating the presentation of revenue on a gross versus net basis based on whether we control the service provided to the end-user and are the principal in the transaction (gross), or we arrange for other parties to provide the service to the end-user and are the agent in the transaction (net). We have concluded that we are the principal in most arrangements as we control the waste removal service and are the primary obligor in the transactions. The assessment of whether we are considered the principal or the agent in a transaction could impact the timing and amount of revenue recognized.

Customer acquisition costs

We make certain expenditures related to acquiring contracts for future services. These expenditures are capitalized as customer acquisition costs and amortized in proportion to the expected future revenue from the customer, which in most cases results in straight-line amortization over the life of the customer. Amortization of these customer acquisition costs is presented within amortization and depreciation on our consolidated statements of operations. Subsequent adjustments to customer acquisition costs estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce customer acquisition costs.

Equity-based compensation

We account for equity-based compensation under the fair value recognition and measurement provisions, in accordance with applicable accounting standards, which require compensation expense for the grant-date fair value of equity-based awards to be recognized over the requisite service period.

We have elected to use the Black-Scholes-Merton option pricing model to determine the fair value of incentive units on the grant date. The Black-Scholes-Merton option pricing model requires certain subjective inputs and assumptions, including the fair value of our common units, the expected term, risk-free interest rates, expected volatility of the price of our common units, and expected dividend yield.

These assumptions used in the Black-Scholes-Merton option-pricing model, other than the fair value of our common stock (see the section titled “— Valuation of Common Units” below), are estimated as follows:

●	Expected term. We estimate the expected term based on the estimated time for which the award will be held by the awardee.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

●	Expected volatility. We estimate the volatility based on a comparable market index. We have calculated the historical volatility for the index for a period of time that corresponds to the expected term of the award.

●	Expected dividend yield. Expected dividend yield is zero percent, as we have not paid and do not anticipate paying dividends on our common units.

We continue to use judgment in evaluating the expected volatility and expected term utilized in our equity-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common units, we may refine our estimates of expected volatility and expected term, which could materially impact our future equity-based compensation expense.

21

Valuation of common units

The fair value of the common units underlying our equity-based awards has historically been determined by our board of directors, with input from management and corroboration from contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common units. Given the absence of a public trading market of our common units, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common units at each grant date. These factors include:

●	contemporaneous valuations of our common units performed by independent third-party specialists;

●	the prices of the recent preferred units sales by us to investors in arm’s-length transactions;

●	the price of sales of our common units and preferred units in recent secondary sales by existing unitholders to investors;

●	the rights, preferences, and privileges of our preferred units relative to those of our common units;

●	our capital resources and financial condition;

●	our historical operating and financial performance as well as our estimates of future financial performance;

●	the operational and financial performance and valuations of comparable publicly traded companies;

●	the hiring of key personnel and the experience of our management;

●	the relative lack of marketability inherent in our common units;

●	the general economic conditions and our industry outlook;

●	industry information such as market growth and volume and macro-economic events; and

●	additional objective and subjective factors relating to our business.

In valuing our common units, our board of directors determined the fair value of our common units using both the income and market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted-average cost of capital and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable guideline public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

Following the consummation of the Mergers on August 15, 2022, it is not necessary to determine the fair value of our common units, as Class A Common Stock received in consideration thereof is traded in the public market.

Warrants

We have issued warrants to purchase shares of our Series E preferred units and common units. Warrants may be accounted for as either liability or equity instruments depending on the terms of the warrant agreements. We determine whether each of the warrants issued require liability or equity classification at their issuance dates. Warrants classified as equity are recorded at fair value as of the date of the issuance on our consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as liability are recorded at fair value as of the date of the issuance on our consolidated balance sheets and subsequently re-measured at each reporting period with changes being recorded as a component of other income (expense) on our consolidated statements of operations.

22

Following the consummation of the Mergers on August 15, 2022, all such warrants were converted into a right to receive merger consideration or voided in accordance with the terms in each of the related agreements and none are outstanding.

Income taxes

As a limited liability company, we are a non-taxpaying entity for federal income tax purposes. Accordingly, its taxable income or losses are allocated to members based on the provisions of the operating agreement and are included in the members’ income tax returns. Similar provisions apply for state income tax purposes.

The consolidated financial statements include a provision for income taxes related to RiverRoad Waste Solutions, Inc. (“RiverRoad”), one of our subsidiaries and a C-Corporation. RiverRoad is subject to both state and federal income tax, and both the state and federal tax obligations associated with RiverRoad are reflected on the accompanying consolidated balance sheets as a component of accrued expenses.

We account for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute our business plans and tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.

We recognize the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, based on the technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. Those tax positions failing to qualify for initial recognition are recognized in the first interim period in which they meet the more likely than not standard, or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statute of limitations. The tax positions are reviewed on an ongoing basis and are adjusted as additional facts and information become available, including progress on tax audits, changes in interpretation of tax laws, developments in case law and closing of statutes of limitations. At June 30, 2022 or December 31, 2021, we have no tax positions that meet this threshold and, therefore, have not recognized any adjustments. While we believe our tax positions are fully supportable, they may be challenged by various tax authorities. If actual results were to be materially different than estimated, it could result in a material impact on our consolidated financial statements in future periods.

The provision for income taxes includes the impact of reserve provisions and changes to reserves as well as the related net interest and penalties. In addition, we are subject to the continuous examination of our income tax returns by the tax authorities which may assert assessments against us. We regularly assess the likelihood of adverse outcomes resulting from these examinations and assessments to determine the adequacy of our provision for income taxes.

23

Loss contingencies

In the ordinary course of business, we are or may be involved in various legal or regulatory proceedings, claims or purported class actions related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims. We record a provision for a liability when we believe that it is both probable that a loss has been incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, we disclose the possible loss in the accompanying notes to the consolidated financial statements.

We review the developments in our contingencies that could affect the amount of the provisions that have been previously recorded, and the matters and related reasonably possible losses disclosed. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Significant judgment is required to determine both the probability and the estimated amount of loss. These estimates have been based on our assessment of the facts and circumstances at each balance sheet date and are subject to change based on new information and future events.

The outcomes of litigation and other disputes are inherently uncertain and subject to significant uncertainties. Therefore, if one or more of these matters were resolved against us for amounts in excess of management’s expectations, our results of operations and financial condition, including in a particular reporting period in which any such outcome becomes probable and estimable, could be materially adversely affected.

Leases

Leases with a term greater than one year are recognized on the consolidated balance sheet as right-of-use (“ROU”) assets and lease liabilities. Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term. As the interest rate implicit in lease contracts is typically not readily determinable, we utilize the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

Recent Accounting Pronouncements

For information regarding recently issued accounting pronouncements and recently adopted accounting pronouncements, please see Note 2, Recent accounting pronouncements, to our consolidated financial statements included elsewhere in the Form 8-K.

The following are recently issued accounting pronouncements that would apply to us, but have not been adopted as of June 30, 2022:

●	In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. Rubicon is an emerging growth company that will take advantage of the extended transition period under the JOBS Act for complying with new or revised accounting standards. ASU 2016-13 will be effective for Rubicon for its 2023 fiscal year. ASU 2016-13 is currently in effect for non-emerging growth companies that are public business entities.

●	In October 2021, the FASB issued ASU 2021-08, Business Combination (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. Rubicon is an emerging growth company that will take advantage of the extended transition period under the JOBS Act for complying with new or revised accounting standards. ASU 2021-08 will be effective for Rubicon for its 2024 fiscal year. ASU 2021-08 will be effective for non-emerging growth companies that are public business entities with fiscal years beginning after December 15, 2022.

24

Qualitative and Quantitative Disclosures About Market Risk

In the normal course of business, we are exposed to market risks, including changes in interest rates, certain commodity prices and foreign currency rates. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Interest rate risk

Our exposures to market risk for changes in interest rates relate primarily to our Term Loan Facility and our Revolving Credit Facility. The Term Loan Facility and Revolving Credit Facility are floating rate loans and bear interest subject to LIBOR or SOFR. Therefore, fluctuations in interest rates will impact our consolidated financial statements. A rising interest rate environment will increase the amount of interest paid on these loans. A hypothetical 100 basis point increase or decrease in interest rates would not have a material effect on the results of our operations.

Recyclable commodity price risk

Through our recycling program, we market a variety of materials, including fibers such as old corrugated cardboard, old newsprint, aluminum, glass, pallets and other recyclable materials. We may use a number of strategies to mitigate impacts from recyclable commodity price fluctuations including, entering into purchase contracts indexed to the recyclable commodity price such that we mitigate the variability in cash flows generated from the sales of recycled materials at floating prices. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives. As of June 30, 2022, we were not a party to any recyclable commodity hedging agreements. In the event of a decline in recyclable commodity prices, a 10% decrease in average recyclable commodity prices from the average prices in effect would have impacted our revenues by $4.9 million and $3.2 million for the six months ended June 30, 2022 and 2021, respectively, and $8.2 million and $3.4 million for the years ended December 31, 2021 and 2020, respectively. A 10% decrease in average recyclable commodity prices from the average prices in effect would have impacted our operating loss by $0.4 million and $0.2 million for the six months ended June 30, 2022 and 2021, respectively, and $0.5 million and $0.2 million for the years ended December 31, 2021 and 2020, respectively.

Foreign currency risk

To date, foreign currency transaction gains and losses have not been material to our consolidated financial statements as the majority of our revenue has been generated in the United States. As we expand our presence in international markets, to the extent we are required to enter into agreements denominated in a currency other than the US dollar, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Inflation

To date, the impact of inflation on our business results has been primarily limited to increases of revenue and cost of revenue, such that the net effect has been immaterial to our gross profit, adjusted gross profit and net loss. We expect this trend to continue as most contracts with our waste generator customers allow us to adjust the applicable prices without any significant advanced notice requirement based on the economic environment where fees charged by our hauling and recycling partners are increasing, and recyclable commodity price fluctuations tend to impact both selling and purchasing sides in a similar manner. However, we may not be able to adjust prices quickly enough or sufficiently to offset the effect of certain other cost increases, such as labor costs, without negatively impacting customer demand.

25